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Exhibit 10.1

EXECUTION COPY

VOTING AGREEMENT

        THIS VOTING AGREEMENT (the "Agreement"), dated as of September 2, 2003 among CAREMARK RX, INC., a Delaware corporation (the "Company") and Joseph Littlejohn & Levy Fund III, L.P., a Delaware limited partnership (the "Stockholder") in its capacity as a stockholder of ADVANCEPCS, a Delaware corporation ("AdvancePCS").

W I T N E S S E T H:

        WHEREAS, the Company, AdvancePCS and Cougar Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; initially capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Merger Sub will be merged with and into AdvancePCS upon the terms and subject to the conditions set forth in the Merger Agreement with AdvancePCS continuing as the surviving corporation (the "Merger");

        WHEREAS, the Stockholder is the record and beneficial owner (including sole voting power) of 12,913,334 shares of Class B-1 common stock, par value $0.01 per share, of AdvancePCS (the "Shares"; the term Shares shall also include any shares of AdvancePCS Class A common stock, Class B-1 common stock and Class B-2 common stock of which the Stockholder obtains beneficial ownership during the term of this Agreement);

        WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to the Company's willingness to enter into the Merger Agreement, the Stockholder has agreed to vote (or provide consent with regard to) all the Shares with respect to which the Stockholder has voting power on the date of the Company Stockholders' Meeting in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated therein (as provided herein);

        NOW, THEREFORE, in consideration of the premises and the agreements herein contained and intending to be legally bound, the parties agree as follows:

        1.     Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees that, at any annual, special or other meeting of the shareholders of AdvancePCS, and at any adjournment or adjournments thereof, or by written consent without a meeting, the Stockholder will vote all the Shares then beneficially owned by the Stockholder (i) in favor of the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) against approval or adoption of any Company Alternative Transaction or any other action or agreement that would impede, interfere with, frustrate, delay, postpone or attempt to discourage the transactions contemplated by the Merger Agreement (in each case, so long as the Company shall have advised the Stockholder in advance in writing of any matter to which the Company believes this clause (ii) applies); provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Stockholder shall not be required to vote any Shares then beneficially held by the Stockholder in accordance with this Section 1 if, prior to the adoption and approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of AdvancePCS, (i) the Board of Directors of AdvancePCS has made a Company Subsequent Determination as provided in the Merger Agreement, (ii) the Stockholder has determined an Acquisition Proposal that constitutes a Superior Proposal has been made by a third party, substituting the good faith judgment of the Stockholder for the good faith judgment of the Board of Directors of AdvancePCS (having considered, among other things, the advice of an independent financial advisor and taking into account such matters as deemed relevant by the Stockholder, including (A) whether, in the good faith judgment of the Stockholder, the third party is reasonably able to finance the transaction, (B) any proposed changes to the Merger Agreement that may be proposed by the Company in response to such Acquisition Proposal and (C) the ability and timing for satisfaction of the conditions to closing the Merger and such Acquisition Proposal) or (iii) if in the Stockholder's good faith judgment the Company is in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement, which breach is not cured by the date of the Company Stockholders' Meeting after at least ten business days' written notice to the Company of such breach from the Stockholder. Notwithstanding anything contained herein to the contrary, in the event the Stockholder sells, assigns, conveys or otherwise transfers (whether directly or indirectly and whether by operation of law or otherwise) any Shares to an affiliate of the Stockholder, the Stockholder hereby agrees to comply with, and to cause such affiliate to comply with, this Section 1 with respect to any Shares then beneficially owned by the Stockholder or any such affiliate on the date of the Company Stockholders' Meeting.

        2.     Changes in Shares. For all purposes of this Agreement, the Shares shall include any securities issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of AdvancePCS or any other change in the capital structure of AdvancePCS. The Stockholder hereby agrees to promptly notify the Company in writing of the number of Shares acquired, sold, assigned, transferred (including by operation of law) or otherwise disposed by the Stockholder after the date hereof, which notification shall include the total number of Shares then beneficially owned by the Stockholder.

        3.     Representations and Warranties of The Stockholder. The Stockholder hereby represents and warrants to the Company as of the date hereof as follows:

          3.1    Ownership of the Shares. The Stockholder is the record and beneficial owner of 12,913,334 shares of Class B-1 common stock, par value $0.01 per share, of AdvancePCS. The Stockholder does not own, of record or beneficially, any shares of capital stock or other voting securities of AdvancePCS other than the Shares. The Stockholder has the sole right to vote the Shares at the Company Stockholders' Meeting.

          3.2    Authority; Execution and Delivery. The Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement and performance by the Stockholder of the provisions of this Agreement have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and subject to general principles of equity.

        4.     Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows:

          4.1    Inquiries or Proposals. From the date of this Agreement to the termination hereof, the Stockholder hereby agrees to (i) provide prompt (but in no event less than twenty-four hours after receipt of any Acquisition Proposal with respect to AdvancePCS made directly to the Stockholder) written notice to the Company of the receipt of any such Acquisition Proposal made directly to the Stockholder, indicating in connection with such notice the material terms and conditions of such Acquisition Proposal, the identity of such person making any such Acquisition Proposal and the Stockholder's current intention with respect to furnishing information to, or entering into discussions or negotiations with, such person and (ii) promptly keep the Company informed of the status and material terms of any such Acquisition Proposal. All information provided by the Stockholder to the Company pursuant to this Section 4.1 shall be kept confidential by the Company in accordance with the terms of the Confidentiality Agreement.

          4.2    Stockholder Capacity. The Stockholder has executed this Agreement in its capacity as a Stockholder of AdvancePCS. Without limiting the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder or any of its affiliates, employees, officers, directors, partners, representatives or agents in its or their capacity as an officer or director of AdvancePCS in exercising the rights of AdvancePCS under the Merger Agreement.

        5.    Miscellaneous.

          5.1    Expenses. All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expense.

        5.2    Further Assurance and Cooperation. From time to time, and without further consideration, each party will execute and deliver to the other such documents and take such action as the other may reasonably request in order to consummate more effectively the terms of this Agreement.

        5.3    Parties in Interest; Complete Agreement; Amendment. All authority herein conferred or agreed to be conferred by the Stockholder shall survive the Stockholder's dissolution, liquidation or termination. This Agreement constitutes the sole understanding of the parties hereto with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No amendment of this Agreement shall be binding unless made in writing and duly executed by the Company and the Stockholder. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the Company (if such assigning party is the Stockholder) or the Stockholder (if such assigning party is the Company).

        5.4    Specific Performance. Each party acknowledges that its obligations hereunder are unique, and agrees that the other shall have the right, in addition to any other rights it may have at law, to specific performance or equitable relief by way of injunction if it shall fail to perform any of its obligations hereunder.

        5.5    Law Governing; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law thereof. Unless otherwise expressly provided herein, all references in this Agreement to Section(s) shall refer to the Section(s) of this Agreement. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        5.6    Consent to Jurisdiction; Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court sitting in Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaints and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 5.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

        5.7    Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time of the Merger.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAREMARK RX, INC.
by:	/s/ E. MAC CRAWFORD Name: E. Mac Crawford Title: Chairman and Chief Executive Officer
JOSEPH LITTLEJOHN & LEVY FUND III, L.P.
by:	/s/ RAMSEY FRANK Name: Ramsey Frank Title: Senior Managing Partner

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  Exhibit 10.1
VOTING AGREEMENT